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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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GAMETECH INTERNATIONAL, INC.
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GAMETECH INTERNATIONAL, INC.
900 Sandhill Road
Reno, Nevada 89511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 16, 2002

To Our Stockholders:

        The 2002 Annual Meeting of Stockholders of GAMETECH INTERNATIONAL, INC., a Delaware corporation, will be held at 900 Sandhill Road, Reno, Nevada, on April 16, 2002, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect three directors to serve as Class III directors, each to serve for a three-year term expiring in 2005.

  2.
  To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

        We have fixed the close of business on March 13, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Shares of common stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy.

        We cordially invite you to attend the meeting. Please read the attached proxy statement for a discussion of the matters to be voted on at the meeting.

                      Sincerely,

                      Andrejs K. Bunkse
                       Secretary

Reno, Nevada
March 13, 2002

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING.
PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE
ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Gametech International, Inc.
900 Sandhill Road
Reno, Nevada 89511

PROXY STATEMENT

General

        This proxy statement is being furnished to stockholders of GAMETECH INTERNATIONAL, INC., a Delaware corporation, in connection with the solicitation of proxies by the Company for use at the 2002 Annual Meeting of Stockholders of the Company to be held on April 16, 2002, at 9:00 a.m., local time, and any adjournment or postponement thereof. A copy of the Notice of the Meeting accompanies this Proxy Statement. These proxy materials are being mailed on or about March 20, 2002 to all stockholders entitled to vote at the meeting.

Voting Securities And Voting Rights

        Only stockholders of record at the close of business on March 13, 2002, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On the record date, there were 11,198,539 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote, exercisable in person or by proxy, for each share of our common stock held of record on the record date.

        The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of the votes properly cast in person or by proxy will be required to elect directors.

        Votes cast in person or by proxy at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

        When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted "for" the election of nominees set forth in this proxy statement.

Revocability of Proxies

        Any person giving a proxy may revoke the proxy at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

        We will pay the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

        Our 2001 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the "Compensation Committee Report on Executive Compensation," "Report of the Audit Committee," and "Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

        We will provide upon written request, without charge to each stockholder of record as of the record date, a copy of our annual report on Form 10-K for the fiscal year ended October 31, 2001, as filed with the Securities and Exchange Commission. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibit. Any such requests should be directed to our corporate secretary at our corporate offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Nominees

        Three directors are to be elected at the 2002 Annual Meeting, all of whom are designated Class III Directors. The nominees for election to this class of directors are Richard T. Fedor, Gerald R. Novotny, Sr., and Vern D. Blanchard. Each nominee is currently a member of the Board of Directors. Our Amended and Restated Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors or stockholders. Presently, the number of directors is fixed at nine and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. We have nominated Messrs. Fedor, Novotny, and Blanchard for re-election as Class III directors for three-year terms expiring in 2005 or until their respective successors have been elected and qualified.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. In the event that any nominee is unable or declines to serve as a director at the time of our meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director.

        We recommend a vote "for" the nominees named herein.

        The following table sets forth certain information regarding our directors.

Name	Position	Term Expires
Frederick C. Lane	Chairman (1)(2)(3)	2004
Richard T. Fedor	Vice-Chairman (2)(3)	2002
Clarence H. Thiesen	Chief Executive Officer and Director (3)	2003
Douglas M. Hayes	Director (1)(2)(3)	2003
Gary R. Held	Director (3)	2004
Gerald R. Novotny	Director (3)	2002
Jon L. Whipple	Director	2003
Charles W. Scharer	Director (1)(2)(3)	2004
Vern D. Blanchard	Director (2)(3)	2002

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of Executive Committee

        FREDERICK C. LANE, 52, has served as the Chairman of our Board of Directors since October 2000 and as a director since March 1998. Mr. Lane is Chairman and Chief Executive Officer of Lane, Berry & Co. International, a private investment banking firm specializing in providing financial advice to corporations and boards of directors. Mr. Lane served as Managing Director in Investment Banking for Credit Suisse First Boston, the successor firm to Donaldson, Lufkin and Jenrette, from November 2000 until December 2001. From 1989 to 1994, Mr. Lane served as co-head of the Mergers and Acquisitions Department of DLJ. Mr. Lane joined DLJ in 1976 after spending three years at Coopers & Lybrand during which time he received his CPA. He graduated from Harvard College in 1971 and received his MBA from Harvard Business School.

        RICHARD T. FEDOR, 56, has served as our Vice-Chairman since October 2000 and as a director since 1994. Mr. Fedor is a co-founder of our company and served as our Chairman of the Board from 1994 until October 2000. Mr. Fedor served as our Chief Executive Officer from 1994 until March 1998. On August 1, 1999, Mr. Fedor returned as interim Chief Executive Officer and served as such until October 2000. Mr. Fedor also served as President from 1994 until August 1, 1997. From 1991 to 1994, Mr. Fedor's occupation was that of a private investor. From 1987 to 1991, Mr. Fedor was President of ZYGO Corporation, a manufacturer of high-performance, laser-based electro-optical measuring instruments. From 1985 to 1987, Mr. Fedor held the position of Operations Vice President at International Game Technology. Mr. Fedor has also held various senior management positions at Hewlett Packard and GTE.

        CLARENCE H. THIESEN, 70, has served as our Chief Executive Officer since September 2001 and as a member of our Board of Directors since 1994. Mr. Thiesen is a co-founder of our company and served as Chief Financial Officer from 1994 until March 1998. Mr. Thiesen was a financial consultant from 1992 to 1994. From 1988 to 1992, Mr. Thiesen was Vice President, Finance of ZYGO Corporation, where he focused on sourcing in the Far East and assisted in restructuring the company. From 1986 to 1988, Mr. Thiesen was the President of Keno Computer Systems, Reno, Nevada. From 1981 to 1986, Mr. Thiesen was the Vice President of Finance at International Game Technology, where he specialized in acquisitions, the installation of new accounting, budgeting and forecasting systems and financial public relations. Mr. Thiesen, a graduate of Claremont McKenna University, received an MBA from the University of California—Berkeley.

        DOUGLAS M. HAYES, 58, has served as a member of our Board of Directors since March 1998. Mr. Hayes has been President of Hayes Capital Corporation since 1997. Mr. Hayes has also been Chairman of Compass Aerospace Corporation since 1997. From 1986 to 1997, Mr. Hayes was a Managing Director, Investment Banking of Donaldson, Lufkin and Jenrette in Los Angeles. Since 1997, Mr. Hayes has also served as a director of Reliance Steel & Aluminum Co., a publicly traded company. Mr. Hayes, a graduate of Dartmouth College, served two years in the U.S. Navy and received an MBA from Harvard Business School.

        GARY R. HELD, 48, is a co-founder of our company and has served as a member of our Board of Directors since 1994. Mr. Held served as our Vice President of Business Development and Marketing from August 1999 until his retirement in June 2001. Mr. Held was Vice President—Sales & Marketing from 1994 until February 1999 at which time he became Senior Vice President of Sales and Marketing—South. Mr. Held has over 13 years of experience in the bingo industry. He is currently the President of The Held Group, Inc., where he serves as a motivational speaker and is involved in investment real estate. Mr. Held was recently elected to the Board of Directors of the Desert Southwest Chapter of the National Multiple Sclerosis Society.

        GERALD R. NOVOTNY, 58, has served as a member of our Board of Directors since February 1999. He was our Vice President of Strategic Business Development from February 1999 through February 2001. In 1986, Mr. Novotny founded BCMC, which in 1997 merged with Opportunity Software Inc. to form BTC, a leading full-service provider of electronic video bingo services. Mr. Novotny was Chairman of the Board and Chief Executive Officer of both BCMC and BTC until our company acquired both companies in February 1999. Mr. Novotny graduated from the University of Nebraska in 1966 with a Bachelor of Science Degree in Electrical Engineering.

        JON L. WHIPPLE, 36, has served as a member of our Board of Directors since January 2001. He was our Chief Executive Officer and President from October 2000 until September 2001. Mr. Whipple joined our company in May 2000 as Chief Financial Officer and Treasurer. From 1997 to 2000, Mr. Whipple served as Chief Financial Officer of Whitworth Management Inc., a subsidiary of Champion Enterprises, Inc., one of the nations largest manufactured home retailers. From 1995 to 1997, Mr. Whipple was Vice President of Finance of Boomtown, Inc., a publicly held operator of four hotel and casino properties headquartered in Reno, Nevada. From 1991 to 1995, Mr. Whipple was employed by International Game

Technology as its Accounting Manager, also headquartered in Reno. Mr. Whipple joined International Game Technology after serving four years with Ernst & Young, LLP during which time he received his CPA.

        CHARLES W. SCHARER, 46, has served as a member of our Board of Directors since September 2001. A 22 year veteran of the gaming industry, Mr. Scharer ended an 18 year career with Harvey's Casino Resorts in January 2001. He was Harvey's President and Chief Executive Officer from 1995 until his retirement in January 2001. From 1988 to 1995, Mr. Scharer served as Chief Financial Officer and held various other management positions during his tenure with Harvey's. Mr. Scharer is a Commissioner on the Nevada Commission on Tourism, appointed by Governor Kenny C. Guinn in November 1999. He also sits on the Board of Directors of Monarch Casino & Resort, Inc., a public company, and serves as a Trustee of the University of Nevada, Reno Foundation. Mr. Scharer, a Certified Public Accountant, graduated from San Jose State University in 1979.

        VERN D. BLANCHARD, 46, is a co-founder of our company and has served as a member of our Board of Directors since November 2001. Mr. Blanchard held the position of Director of Engineering from 1994 until his retirement in June 2001. Mr. Blanchard has over 10 years experience in the bingo industry. He was the inventor of our initial fixed-base and hand-held bingo systems. Mr. Blanchard has spoken before the Patent and Trademark Office concerning software patents and other intellectual property issues and is well publicized in the software industry. Mr. Blanchard started his business career in real estate, and at 21, became one of the youngest real estate brokers in California honored as one of the 100 charter members of the Academy of Real Estate.

NON-DIRECTOR EXECUTIVE OFFICERS

        The following persons are executive officers of our company.

        RICHARD M. KELLEY, 57, has served as our Chief Financial Officer and Treasurer since February 2001 with responsibilities for finance and administration. He joined our company in February 2001 with an extensive background in the gaming industry. From June 1998 to July 1999, Mr. Kelley served as Vice President, Chief Financial Officer, and Treasurer of American Bingo & Gaming Corp. From May 1976 to September 1995, Mr. Kelley worked for Caesars World Inc., where he held various senior financial positions, including five years as Vice President and Treasurer. Prior to joining Caesars World Inc., Mr. Kelley spent five years with the Los Angeles office of KPMG Peat Marwick LLP during which time he received his CPA. He is affiliated with the American Institute of Certified Public Accountants, National Association of Corporate Treasurers, and the Financial Executives Institute.

        ANDREJS K. BUNKSE, 33, has served as our Vice President, General Counsel, and Secretary since December 2001. Mr. Bunkse joined our company in April 1997 as General Counsel and Corporate Secretary. From 1995 to 1997, Mr. Bunkse was an associate at the law firm of Mitchell, Brisso, Delaney & Vrieze in Eureka, California. Mr. Bunkse is a graduate of Syracuse University and the Santa Clara University of Law, is a member of the State Bar of California and the American Bar Association, and is admitted to practice before the United States District Court for the Southern District of California.

Meetings and Committees of the Board of Directors

        During fiscal 2001, there were 14 meetings of the Board of Directors. No director attended less than 75% of the Board of Directors meetings while serving as such director or less than 75% of all committee meetings on which he served as a Committee member.

        Our Board of Directors has an Audit Committee, a Compensation Committee, and an Executive Committee.

        The Audit Committee's responsibilities include recommending to the Board of Directors the independent certified public accountants to be selected to conduct the annual audit of our financial statements, reviewing the proposed scope of the audit, reviewing our accounting and financial controls with the independent certified public accountants and our financial accounting staff, and reviewing and approving transactions between us and our directors, officers, and their affiliates. The Compensation Committee provides a general review of our compensation plans and policies to ensure that they meet corporate objectives. The Executive Committee may exercise all or any of the authority of the Board of Directors in the management of the business and affairs of our company, except as limited by Delaware law. During the fiscal year ending October 31, 2001, the Audit Committee held five meetings; the Compensation Committee held one meeting; and the Executive Committee held one meeting.

Compensation of Directors

        Directors who are full-time employees of our company receive no additional compensation for serving as directors. Non-employee directors receive a quarterly director's fee of $4,000 and reimbursement of expenses per Board or Committee meeting attended. Our Chairman, in recognition for the time and effort committed to the Company, receives a monthly fee of $8,000. In addition, under our Incentive Stock Option Plan, each outside director receives a grant of 4,000 shares upon joining the Board of Directors and an annual grant of options to purchase 4,000 shares of common stock. The exercise price of the options is the fair market value of common stock on the date of grant, and each option has a term of ten years and becomes exercisable immediately.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Lane, Hayes, Scharer, Blanchard, and Fedor. Mr. Fedor is the former Chief Executive Officer and Chairman and currently serves as our Vice Chairman.

        On February 8, 1999, we acquired BTC by entering into a Stock Purchase Agreement and Escrow Agreement. As partial consideration in the transaction, Siblings Partners L.P., of which Mr. Gerald R. Novotny is the General Partner, received 1,866,938 shares of our common stock, $5.9 million in cash, and $943,000 in unsecured promissory notes. See "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

        The following table sets forth compensation for services rendered in all capacities to us for the fiscal years ended October 31, 2001, 2000, and 1999 of all persons who served as our Chief Executive Officer, and the other four most highly compensated executive officers of our company who received annual compensation exceeding $100,000 during fiscal 2001.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary($)(1)	Bonus($)		Securities Underlying Options(#)(1)(3)		All Other Compensation($)(4)
Clarence H. Thiesen(5) Chief Executive Officer	2001	13,333	—		5,000	(6)	—
Jon L. Whipple(7) Chief Executive Officer and President	2001 2000 1999	216,173 65,625 n/a	50,000 50,000 —	(2)	150,000 100,000 —		$11,000 — —
Richard H. Irvine(8) Chief Operating Officer	2001 2000	202,000 188,833	20,000 20,000	(2)	— —		$12,000 —
Andrejs K. Bunkse General Counsel and Corporate Secretary	2001 2000 1999	129,125 80,000 61,708	45,000 45,000 10,000	(2)	15,000 10,000 10,000		$6,000 — —
Richard M. Kelley(9) Chief Financial Officer and Treasurer	2001	108,391	—		100,000		$7,000
Gary R. Held(10) Vice President of Business Development and Marketing	2001 2000 1999	102,874 154,667 147,667	— — 45,000		— — —		$6,000 — —

(1)
The officers listed received certain perquisites, none of which exceeded the lesser of $50,000 or 10% of the total salary and bonus for the respective officer.

(2)
Reflects amounts paid in fiscal 2001 for fiscal 2000.

(3)
The exercise price of all options listed were equal to the fair market value of our common stock on the date of grant.

(4)
Amounts represent car allowances for the respective officers.

(5)
Mr. Thiesen became our Chief Executive Officer effective September 29, 2001. The table above reflects compensation for one month in fiscal 2001 at an annual rate of $200,000.

(6)
Mr. Thiesen received these options in his capacity as a non-employee director of our company prior to his serving as our Chief Executive Officer.

(7)
Mr. Whipple served as our Chief Financial Officer and Treasurer from June 2000 until October 2000 and served as our Chief Executive Officer and President from October 2000 until September 2001. Mr. Whipple's options expired 30 days after the termination of his employment.

(8)
Mr. Irvine served as our Chief Operating Officer from February 15, 1999 until February 2001 and Executive Vice President of Corporate Planning and Development until he resigned on October 31, 2001.

(9)
Mr. Kelley became our Chief Financial Officer—Treasurer effective February 28, 2001.

(10)
Mr. Held resigned as our Vice President of Business Development and Marketing during June 2001.

Option Grants

        The following table sets forth certain information with respect to stock options granted to the named executive officers during fiscal 2001.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
							Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year
Name				Exercise Price	Expiration Date
							5%	10%
Clarence H. Thiesen	1,000	(2)	N/A	$3.69	11-20-10		$2,030	$5,900
	4,000	(2)	N/A	$4.38	04-05-11		$11,000	$27,920
Jon L. Whipple	150,000		26%	$3.63	11-29-10	(3)	$342,000	$868,500
Richard H. Irvine	—		—	—	—		—	—
Gary R. Held	—		—	—	—		—	—
Andrejs K. Bunkse	15,000		3%	$3.63	11-29-10		$34,200	$86,850
Richard M. Kelley	100,000		18%	$3.50	02-28-11		$219,000	$558,000

(1)
Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with SEC rules and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.

(2)
Mr. Thiesen received these options in his capacity as a non-employee director of our company prior to his serving as our Chief Executive Officer.

(3)
The options expired 30 days after the termination of Mr. Whipple's employment.

Option Exercises and Year-End Option Values

        The following table sets forth certain information with respect to stock options exercised by the officers listed during fiscal 2001 and the number and value of stock options held by each listed officer as of the end of October 31, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at October 31, 2001(#)
						Value of Unexercised In-the-Money Options at October 31, 2001($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable		Unexerciseable	Exercisable	Unexerciseable
Clarence H. Thiesen	—	—	8,000	(2)	—	$2,160	—
Jon L. Whipple(3)	—	—	—		—	—	—
Richard H. Irvine	118,750	$110,438	306,250		—	$284,813	—
Gary R. Held	44,091	123,896	—		—	—	—
Andrejs K. Bunkse	—	—	18,750		31,250	$6,675	$8,025
Richard M. Kelley	—	—	—		100,000	—	$31,000

(1)
Calculated based upon the closing price of our common stock as reported on the Nasdaq National Market on October 31, 2001 of $3.81 per share. The exercise prices of certain options held by our executive officers on October 31, 2001 were greater than $3.81 per share.

(2)
Mr. Thiesen received these options in his capacity as a non-employee director of our company prior to his serving as our Chief Executive Officer.

(3)
All of Mr. Whipple's options expired 30 days after the termination of his employment.

        Employment Contracts and Severance Agreements Clarence H. Thiesen entered into an employment agreement on December 20, 2001 to serve as our Chief Executive Officer. Mr. Thiesen's employment agreement is for a one-year term from October 1, 2001 to September 30, 2002, and provides for a base salary of $200,000 for this one-year term. Mr. Thiesen may be awarded an annual bonus at the discretion of the Board of Directors. If Mr. Thiesen's employment is terminated by our company without cause or for reason of disability or death, he is entitled to receive an amount equal to his base salary for the remainder of the term and any stock options vest immediately. Mr. Thiesen's agreement is terminable by us for cause. The agreement provides that Mr. Thiesen may not compete with our company during the term of his employment and for a period of six months following his retirement. In the event of termination of his employment, Mr. Thiesen has agreed not to compete with our company for the longer of (a) the period of time that we provide any compensation or benefits to Mr. Thiesen, or (b) six months. The agreement also provides that Mr. Thiesen is entitled to participate in any long-term incentive plan that we provide to our executives.

        Jon L. Whipple entered into an employment agreement on May 24, 2000 to serve as our Chief Financial Officer and Treasurer. The agreement provides that Mr. Whipple may not compete with us during the term of his employment and for a period of two years after his retirement or other termination of his employment. On October 10, 2000, he was promoted to Chief Executive Officer and President. In this position, his annual salary was $210,000. In January 2001, he was appointed to the Board of Directors. Mr. Whipple's services as Chief Executive Officer and President ceased on September 29, 2001. The Company anticipates an arbitration proceeding regarding the disposition of Mr. Whipple's contract.

        Richard H. Irvine entered into an employment agreement on February 16, 1999 to serve as our Chief Operating Officer. Mr. Irvine resigned as an officer and employee for our company on October 31, 2001. Pursuant to his employment agreement, Mr. Irvine was paid a single lump sum of $380,000, the equivalent of two years' salary, in November 2001. Also pursuant to his employment agreement, Mr. Irvine has agreed to not compete with our company through October 31, 2003.

        Gary R. Held entered into an employment agreement on October 1, 1997 to serve as our Vice President of Sales and Marketing. Mr. Held resigned as an officer and employee for our Company on June 15, 2001. He entered into a consulting agreement with us on June 13, 2001. Pursuant to the consulting agreement, Mr. Held will provide consulting services in exchange for payment of a single lump sum of $297,083.34, the equivalent of two years' salary, made in July 2001. Also pursuant to the consulting agreement, we will reimburse Mr. Held and certain dependants for health insurance coverage according to certain limitations, and Mr. Held has agreed to not compete with our company through the date June 13, 2003.

        Andrejs K. Bunkse entered into an employment agreement on October 1, 1997 to serve as our General Counsel and Corporate Secretary through September 30, 2003. The employment agreement provides for a base salary of $160,000 per year and may be increased, but not decreased, at the discretion of the Board of Directors. Mr. Bunkse may be awarded an annual bonus at the discretion of the Board of Directors as described below. Mr. Bunkse's employment agreement is for a term of two years, and will automatically renew unless otherwise terminated. If Mr. Bunkse's employment is constructively terminated or terminated by us without cause, or if he elects to terminate his employment within 12 months of any change of control, he is entitled to receive an amount equal to two years of his base salary and immediate vesting of any stock options. If Mr. Bunkse's employment is terminated due to our decision to not renew the term of Mr. Bunkse's employment agreement, he is entitled to receive an amount equal to one year of his base salary and immediate vesting of any stock options. In the event of a change of control, the term of Mr. Bunkse's agreement will automatically extend for two years following the effective date of the change of control. Mr. Bunkse's agreement is terminable by us for cause. The agreement provides that Mr. Bunkse may not compete with us during the term of his employment and for a period of two years after his retirement or other termination of his employment. The agreement also provides that Mr. Bunkse is entitled to participate in any long-term incentive plan that we provide to our executives.

        Richard M. Kelley entered into an employment agreement on February 28, 2001 to serve as our Chief Financial Officer and Treasurer. The employment agreement provides for a base salary of $170,000 per year and may be increased, but not decreased, at the discretion of the President and Chief Executive Officer and/or the Board of Directors. Mr. Kelley may be awarded an annual bonus at the discretion of the President and Chief Executive Officer and/or the Board of Directors. Mr. Kelley's employment agreement is for a term of two years and will automatically renew unless otherwise terminated. If Mr. Kelley's employment is constructively terminated or terminated by us without cause, or if he elects to terminate his employment within 12 months of any change of control, he is entitled to receive an amount equal to two years of his base salary and immediate vesting of any stock options. If Mr. Kelley's employment is terminated due to our decision to not renew the term of Mr. Kelley's employment agreement or due to his disability, he is entitled to receive an amount equal to one year of his base salary and immediate vesting of any stock options. In the event of a change of control, the term of Mr. Kelley's agreement will automatically extend for two years following the effective date of the change of control. Mr. Kelley's agreement is terminable by us for cause. The agreement provides that Mr. Kelley may not compete with our company during the term of his employment and for a period of two years after his retirement or other termination of his employment (other than if he is constructively terminated or terminated without cause). The agreement also provides that Mr. Kelley is entitled to participate in any long-term incentive plan for Company executives.

Indemnification of Directors, Officers, Employees, and Agents

        We have adopted provisions in our bylaws that require us to indemnify our directors, officers, employees, and agents against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On February 8, 1999, we acquired BTC by entering into a Stock Purchase Agreement and Escrow Agreement (collectively the "Acquisition Agreements") with BTC and its stockholders: John A. Larsen, Keith A. Novotny, and Gerald R. Novotny (the "Shareholders"). The consideration that we paid in connection with the Acquisition was as follows: Siblings Partner's L.P., of which Gerald R. Novotny is the General Partner and Keith A. Novotny is the Initial Limited Partner, received 1,866,938 unregistered shares of our common stock, $5.9 million in cash, as well as $943,000 in unsecured promissory notes; Mr. Larsen individually received $2.9 million in cash and $3.7 million in unsecured promissory notes.

        In connection with the Acquisition, the parties entered into certain ancillary documents, including, without limitation, executive employment agreements and non-competition agreements with Gerald Novotny, Keith Novotny, and John Larsen, the Chairman and Chief Executive Officer, Chief Operating Officer, and President, respectively, of Bingo Technologies. Gerald Novotny, Keith Novotny, and John Larsen also joined our Board of Directors. Keith Novotny and John Larsen have both subsequently resigned from our Board.

        On February 4, 2000, we delivered notice of certain claims for indemnification against BTC for breaches of representations and warranties arising from the Acquisition. We estimate that the claims may exceed the escrow fund and have requested that no escrow funds are released pending a final determination of the claims. The escrow fund consists of 373,387 shares of our common stock and cash totaling $1,952,211. BTC delivered its objections to the escrow agent on February 24, 2000, objecting to all of our indemnification claims. The parties must make a good faith effort to reach agreements upon the rights of the parties with respect to each claim. The matter is currently scheduled for arbitration on March 25, 2002. If the parties cannot reach agreement, the dispute is ultimately subject to arbitration.

        Gary R. Held entered into a consulting agreement with us on June 13, 2001. Pursuant to the consulting agreement, Mr. Held will provide consulting services in exchange for payment of a single lump sum of $297,083.34, the equivalent of two years' salary, made in July 2001. Also pursuant to the consulting agreement, we will reimburse Mr. Held and certain dependants for health insurance coverage according to certain limitations, and Mr. Held has agreed to not compete with our company through June 13, 2003.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors will convene on an annual basis to discuss the productivity of each executive officer. If we have met the growth and profit objectives the Board has set for the period of review and the executive has been successful in meeting his Board-outlined objectives, the Compensation Committee will award such executive with an appropriate bonus commensurate with his performance and value to our company.

        The Committee, consists of five outside directors, three of whom are "independent" of our company and management, as that term is defined by Nasdaq listing standards. The Committee establishes the general compensation policies of our company and approves specific compensation for each executive officer. The Committee's intent is to make the compensation packages of our executive officers sufficient to attract and retain persons of exceptional quality and to provide effective incentives to motivate and reward our executives for achieving our financial and strategic goals essential to our long-term success and growth in stockholder value. Our executive compensation packages typically consists of (1) base salary; (2) bonus; (3) stock options under our 1997 Amended and Restated Incentive Stock Option Plan; and (4) any other perquisites that may be comparable to other companies and that the Committee deems appropriate.

Base Compensation

        The Committee's approach is to offer executives salaries competitive with those of other executives in the industry in which we operate. To that end, the Committee evaluates the competitiveness of base salary levels based on information drawn from a variety of sources, including published and proprietary survey data and our own experience recruiting and retaining executives, although complete information is not easily obtainable. Our base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, our overall financial performance and the performance, of the individual executive.

Compensation of the Chief Executive Officer

        Mr. Thiesen was named Chief Executive Officer on September 29, 2001. In determining Mr. Thiesen's compensation, the Committee considered his prior performance as a co-founder, director, and Chief Financial Officer as well as his extensive gaming experience. The Committee has set Mr. Thiesen's salary at $200,000 for the period October 1, 2001 through September 30, 2002.

        Mr. Whipple served as Chief Executive Officer and President from October 10, 2000 until September 29, 2001. Mr. Whipple was paid $216,173 in base salary and $50,000 in bonuses (for fiscal year 2000) from November 1, 2000 until September 29, 2001.

Bonuses

        In addition to base salary, executives are eligible to receive a discretionary annual bonus. At the beginning of each year, the Committee and the Chief Executive Officer review each individual executive's job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the executive within our company. In addition, for all executives, the Committee reviews our actual financial performance against its internally budgeted performance in determining year-end bonuses, if any. However, the Committee does not set objective performance targets for executives other than the Chief Executive Officer and sales and marketing personnel. Because our performance fell short of our objectives in fiscal 2001, we decided not to award year-end bonuses to any executive employees.

Stock Options

        From time to time, we grant stock options in order to provide certain executives with a competitive total compensation package and to reward them for their contribution to the long-term price performance of our common stock. Grants of stock options are designed to align the executive's interest with that of our stockholders. In awarding option grants, the Committee will consider, among other things, the amount of stock and options presently held by the executive, the executive's past performance and contributions, and the executive's anticipated future contributions and responsibilities.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to each of the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We believe that the compensation arrangements with our executive officers will not exceed the limits on deductibility during the current fiscal year.

        This report has been furnished by the members of the Compensation Committee of the Board of Directors of GameTech International, Inc.

Dated: March 13, 2002

Frederick C. Lane, Chairman
Richard T. Fedor
Douglas M. Hayes
Charles W. Scharer
Vern D. Blanchard

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

        The following table sets forth certain information regarding beneficial ownership of our common stock as of the record date for (i) all directors, our Chief Executive Officer, and our current and former executive officers listed in the Summary Compensation Table under the section entitled "Executive Compensation," (ii) all directors and executive officers as a group, and (iii) each person known by us to beneficially own more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner(a)	Number of Shares Beneficially Owned(b)(c)	Percent of Ownership
Directors and Executive Officers:
Clarence H. Thiesen (d)	443,000	4.0%
Frederick C. Lane (e)	37,000	*
Richard T. Fedor (f)	2,985,336	25.5%
Gerald R. Novotny (g)	1,853,938	16.5%
Gary R. Held (h)	492,700	4.4%
Douglas M. Hayes (i)	55,667	*
Jon L. Whipple	0	*
Charles W. Scharer (j)	4,000	*
Vern D. Blanchard (k)	1,045,475	9.3%
Richard M. Kelley(l)	25,000	*
Richard H. Irvine(m)	387,870	3.5%
Andrejs K. Bunkse (n)	37,500	*
All directors and executive officers as a group (consisting of 11 current and 1 previous directors and officer)	7,367,486	62.5%
5% Stockholders:
Siblings Partners, L.P (g)	1,849,938	16.5%
Chistopher Argyrople (o)	687,100	6.1%

*
Less than 1%

(a)
Except as otherwise indicated, all persons listed can be reached at our company offices at 900 Sandhill Road, Reno, Nevada 89511.

(b)
Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them.

(c)
Includes shares of common stock issuable to the identified person pursuant to stock options that may be exercised within 60 days after March 13, 2002. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder.

(d)
Includes (i) 8,000 shares of common stock issuable upon the exercise of stock options, and (ii) 110,000 shares owned of record by Mr. Thiesen's wife of which Mr. Thiesen, disclaims beneficial ownership.

(e)
Includes 9,000 shares of common stock issuable upon the exercise of stock options.

(f)
Includes (i) 492,000 shares of common stock issuable upon the exercise of stock options and (ii) 579,100 shares owned of record by Mr. Fedor's wife and minor children, of which Mr. Fedor disclaims beneficial ownership of 125,900 shares of common stock owned by Mrs. Fedor and has shared dispositive power with Mrs. Fedor for the 453,200 shares held by their minor children.

(g)
Mr. Novotny is the general partner of Siblings Partners, L.P. Mr. Novotny has sole voting and dispositive power with respect to the shares held by Siblings Partners. In addition to the amounts held by Siblings Partners, Mr. Novotny's ownership, for which Mr. Novotny has sole voting and dispositive power, includes 4,000 shares of common stock issuable upon exercise of stock options. The address for Mr. Novotny and Siblings Partners is 295 Highway 50, Suite 2, Stateline, Nevada, 89449.

(h)
Includes (i) 4,000 shares of common stock issuable upon the exercise of stock options and 125,400 shares owned of record by Mr. Held's wife of which Mr. Held disclaims beneficial ownership.

(i)
Includes 9,000 shares of common stock issuable upon the exercise of stock options.

(j)
Includes 4,000 shares of common stock issuable upon the exercise of stock options.

(k)
Includes (i) 900,925 shares owned of record by the CJB Family Trust, (ii) 4,000 shares of common stock issuable upon the exercise of stock options to Mr. Blanchard individually, and (iii) 140, 550 shares owned of record by Mr. Blanchard individually. Mr. Blanchard is the sole trustee of the CJB Family Trust and has sole voting power and investment power with the respect to the common stock held by the trust.

(l)
Represents 25,000 shares of common stock issuable upon the exercise of stock options.

(m)
Includes 3,870 shares owned of record by Mr. Irvine's wife of which Mr. Irvine disclaims beneficial ownership.

(n)
Includes 27,500 shares issuable upon the exercise of stock.

(o)
Represents 687,100 shares of common stock beneficially owned by various entities under common control of Mr. Argyrople. Mr. Argyrople has sole voting and dispositive power over all such shares in his capacity as managing member or general partner of such entities. The address of Mr. Argyrople is One Financial Center, Suite 1600, Boston, Massachusetts 02116. Beneficial ownership information is based upon a Schedule 13G/A filed with the Securities and Exchange Commission as of February 6, 2002.

PERFORMANCE GRAPH

        The following line graph compares cumulative total stockholder returns for (a) our common stock, (b) the gaming activities industry average, and (c) the Nasdaq Composite Index. The graph assumes an investment of $100 in our common stock as of November 25, 1997, the initial day on which our common stock was traded, and an investment in each of the Nasdaq Composite Index and the gaming activities industry average of $100 on November 25, 1997. The graph covers the period from November 25, 1997 through October 31, 2001.

        The calculation of cumulative stockholder return for the Nasdaq Composite Index and the gaming activities index includes reinvestment of dividends. The calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

		October 31,
	November 25, 1997
		1998	1999	2000	2001
GameTech International, Inc.	$100	$22	$33	$36	$35
Gaming Activities Industries Average	$100	$81	$80	$117	$134
Nasdaq Composite	$100	$111	$187	$212	$106

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers, and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

        Based on our review of such forms received by us during the fiscal year ended October 31, 2001 and written representation that no other reports were required, we believe that each person that at any time during the fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year except that (i) Vern D. Blanchard filed a late report on Form 3 reporting his initial statement of beneficial ownership; (ii) Charles W. Scharer filed a late report on Form 3 reporting his initial statement of beneficial ownership; and (iii) Jon L. Whipple filed a late report on Form 5.

REPORT OF THE AUDIT COMMITTEE

        The Board of Directors has appointed an Audit Committee consisting of three directors. All of the members of the Committee are "independent" of our company and management, as that term is defined in the Nasdaq listing standards.

        The primary responsibility of the Committee is to oversee our (a) financial reporting process on behalf of the Board of Directors, (b) system of internal accounting and financial controls, (c) outside auditors independence and performance, and (d) compliance with any legal compliance and ethics programs as may be established from time to time by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

        In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors' judgments as to the quality, not just the acceptability of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, we received from the independent auditors the letter required by the Independence Standard Board Standard No. 1. The Committee discussed with the independent auditors the auditors' independence from management and our company and considered the compatibility of non-audit services with the auditors' independence.

        The Committee discussed with our independent auditors the overall scope and plans for its audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of its examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The Committee held five meetings during fiscal 2001.

        Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2001 for filing with the Securities and Exchange Commission.

        The Board of Directors has adopted a written charter for the Audit Committee, which was included in our proxy statement for the 2001 annual meeting of stockholders.

Dated: March 13, 2002

Douglas M. Hayes, Chairman
Frederick C. Lane
Charles W. Scharer

INDEPENDENT PUBLIC ACCOUNTANTS

        We have appointed Ernst & Young LLP, independent public accountants, to audit our consolidated financial statements for the fiscal year ending October 31, 2002. The Board of Directors anticipates that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

        Aggregate fees billed to our company for the fiscal year ended October 31, 2001 by our principal accounting firm, Ernst & Young LLP, are as follows:

Audit Fees	$225,000
Financial Information Systems Design and Implementation Fees	$—
All Other Fees	$175,000

        The members of our Audit Committee believe that the non-audit services provided by Ernst & Young LLP, referenced above in "Financial Information Systems Design and Implementation Fees" and "All Other Fees," are compatible with maintaining our principal accounting firm's independence.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Any stockholder that wishes to present any proposal for stockholder action at the next annual meeting of stockholders to be held in 2003 must be received by our company no later than February 3, 2003, in order to be included in our proxy statement and form of proxy relating to that meeting. Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2003, except in circumstances where (i) we receive notice of the proposed matter no later than November 20, 2002, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

        We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Dated: March 13, 2002

THIS PROXY IS SOLICITED ON BEHALF OF

GAMETECH INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS
APRIL 16, 2002

        The undersigned shareholder of GameTech International, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 13, 2002, and hereby appoints Andrejs K. Bunkse and Clarence H. Thiesen, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of GameTech International, Inc. to be held on April 16, 2002 at 9:00 a.m., local time, at the company's corporate headquarters located at, 900 Sandhill Road, Reno, Nevada and at adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETINGS AND ANY ADJUSTMENTS THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

/*\ FOLD AND DETACH HERE /*\

Please mark your votes as indicated in this example	☒
1.	ELECTION OF DIRECTORS Nominees: Class III – Term Expiring in 2005	FOR ☐	WITHHOLD ☐
01	Richard T. Fedor
02	Gerald R. Novotny, Sr.
03	Vern D. Blanchard

To withhold vote for a specific nominee, please list name above A for vote is assumed to be for all nominees unless noted above

MARK HERE FOR ADDRESS CHANGE BELOW    ☐

        (This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature(s)	Dated	, 2002

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such

/*\ FOLD AND DETACH HERE /*\

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IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
ELECTION OF DIRECTORS
NON-DIRECTOR EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS
PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS